UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                            FACTORY CARD OUTLET CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    303053102
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                        |_|  Rule 13d-1(b)
                        |_|  Rule 13d-1(c)
                        [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 Pages

CUSIP No.    303053102              13G               Page  2   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER VENTURE PARTNERS III L.P. ("Bessemer")
             11-3197697
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             359,137 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                           -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              359,137 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             359,137 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             4.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 12 Pages

CUSIP No.    303053102              13G               Page  3   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DEER III & CO. LLC ("Deer")*
             11-3197696
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  [X]
                                                           (b)  |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             379,217  shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                         -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              379,217  shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             379,217  shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
------------ -------------------------------------------------------------------
* The shares reported on this page include the shares reported on page 2, as Deer is the General Partner of Bessemer.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 12 Pages

CUSIP No.    303053102              13G               Page  4   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             NEILL H. BROWNSTEIN
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             -0- shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              -0- shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 12 Pages

CUSIP No.    303053102              13G               Page  5   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             ROBERT H. BUESCHER
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             -0- shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                             -0-
           EACH                   ---------- -----------------------------------
         REPORTING                    7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              -0- shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 12 Pages

CUSIP No.    303053102              13G               Page  6   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             G. FELDA HARDYMON
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             -0- shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              -0- shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.0%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 12 Pages

CUSIP No.    303053102              13G               Page  7   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             CHRISTOPHER F. O. GABRIELI
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             606 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              606 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             606 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.01%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 12 Pages

CUSIP No.    303053102              13G               Page  8   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DAVID J. COWAN
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  [X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             373 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
         REPORTING                    7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              373 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             373 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.01%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 12 Pages

CUSIP No.    303053102              13G               Page  9   of   12   Pages
             ---------                                     ---      ----


------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MICHAEL I. BARACH
             ###-##-####
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  |_|
                                                           (b)  ]X]
------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             933 shs.
         NUMBER OF                ---------- -----------------------------------
          SHARES                      6      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                            -0-
           EACH                   ---------- -----------------------------------
        REPORTING                     7      SOLE DISPOSITIVE POWER
          PERSON
           WITH                              933 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             933 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.01%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 12 Pages

Item 1.

(a)   Name of Issuer:

                           Factory Card Outlet Corp.

(b)   Address of Issuer's Principal Executive Offices:

                           745 Birginal Drive
                           Bensonville, Illinois  60106



Item 2.

         (a), (b) and (c) Name of Persons Filing, Address of Principal Business
                          -----------------------------------------------------
                          Office and Citizenship:
                          ----------------------

                  This statement is filed by Bessemer Venture Partners III L.P. ("Bessemer"), a Delaware limited partnership having its principal office at 1400 Old Country Road, Suite 407, Westbury, New York, 11590. Bessemer's principal business is making venture capital investments for its own account and is carried on at its principal office.

                  This statement is also filed by Deer III & Co. LLC, a Delaware limited liability company whose members are Neill H. Brownstein*, Robert H. Buescher, William T. Burgin, G. Felda Hardymon, Christopher F. O. Gabrieli, Michael I. Barach** and David J. Cowan, who are all United States citizens, and by Messrs. Brownstein, Buescher, Hardymon, Gabrieli, Barach and Cowan. Deer III & Co. LLC is the General Partner of Bessemer and has its principal office at the same address as Bessemer. Deer III & Co. LLC's principal business is making venture capital investments for the account of Bessemer and is carried on at its principal office, at 535 Middlefield Road, Suite 245, Menlo Park, California 94025 and at 83 Walnut Street, Wellesley Hills, Massachusetts 02181-2101. Mr. Brownstein's and Mr. Cowan's principal business address is the Menlo Park address. Mr. Buescher's principal business address is the Westbury address. The other members' principal business address is the Wellesley Hills address.

*As of January 1, 1995 Mr. Brownstein became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

**As of August 1, 1996, Mr. Barach became a special member of Deer III & Co. LLC with no power to participate in the management of its affairs.

(d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           303053102




Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

                  Not Applicable.


                              Page 10 of 12 Pages

Item 4.  Ownership

                  Items 5 through 9 of Pages 2 through 9 of this Statement are incorporated herein by reference.

Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not applicable.



Item 8.  Identification and Classification of Members of the Group

                  See answer to Item 2(a), (b) and (c).



Item 9.  Notice of Dissolution of Group

                  Not applicable.



Item 10.  Certification

                  Not applicable.



                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1999



                                  BESSEMER VENTURE PARTNERS III L.P.

                                  By:      Deer III & Co. LLC, General Partner


                                  By:      /s/ Robert H. Buescher
                                     -----------------------------------------
                                           Robert H. Buescher, Manager


                              Page 11 of 12 Pages

                                  DEER III & Co. LLC

                                  By:      /s/ Robert H. Buescher
                                     -----------------------------------------
                                           Robert H. Buescher, Manager




                                  NEILL H. BROWNSTEIN

                                  By:                 *
                                     -----------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact




                                  G. FELDA HARDYMON

                                  By:                 *
                                     -----------------------------------------
                                            Robert H. Buescher, Attorney-in-Fact




                                  CHRISTOPHER F.O. GABRIELI

                                  By:                 *
                                     -----------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact




                                  DAVID J. COWAN

                                  By:                 *
                                     -----------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact




                                  MICHAEL I. BARACH

                                  By:                 *
                                     -----------------------------------------
                                           Robert H. Buescher, Attorney-in-Fact



                                              /s/ Robert H. Buescher
                                     -----------------------------------------
                                          Robert H. Buescher for himself and as
                                          Attorney-in-Fact for the above parties
                                          having an asterisk (*) above their
                                          signature line





                              Page 12 of 12 Pages